Exhibit 99.1

Media Inquiries:

Investor Inquiries:

Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REPORTS FOURTH FISCAL QUARTER AND FISCAL 2004 RESULTS

•  Avaya Earns 21 Cents Per Diluted Share in Fourth Fiscal Quarter

•  Revenues Increase 11 Percent From Year Ago Quarter To $1.076 Billion

•  Operating Income Rises to $119 Million From $70 Million A Year Ago

FOR IMMEDIATE RELEASE: TUESDAY, OCTOBER 26, 2004

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of business communications software, systems and services, reported net income of $100 million or earnings of 21 cents per diluted share in the fourth fiscal quarter.

In the same quarter last year, Avaya reported income from continuing operations of $55 million or 13 cents per diluted share, and, including income from discontinued operations*, the company reported net income in the year ago quarter of $66 million or 15 cents per diluted share.

Fourth fiscal quarter 2004 revenues increased 11 percent to $1.076 billion from revenues of $971 million in the same period last year.

The company said product sales increased 14 percent in the fourth quarter compared to the year ago period and all three business segments were profitable for the second consecutive quarter.  Increased sales, as well as favorable channel and product mix contributed to gross margin of 50 percent, an increase from 48 percent in the third fiscal quarter.  Selling, general and administrative expenses remained flat sequentially as a percentage of sales.  For the seventh quarter in a row, operating income increased, rising to $119 million compared to $70 million in the same period last year.

Avaya said the fourth fiscal quarter revenues of $1.076 billion include $14 million resulting from a reversal of reserves for sales returns and allowances.  The company reversed the reserve as a result of operational improvements over the past year.  Fourth quarter operating income of $119 million includes $12 million as a result of the reversal. The reversal had a favorable impact of two cents per diluted share in the fourth fiscal quarter.

-more-

“Avaya’s results this quarter cap a year of substantial accomplishment and progress,” said Don Peterson, chairman and CEO, Avaya.  “We capitalized on our market leadership in IP telephony and delivered accelerating product sales growth through the year.  The U.S. continues to lead the transition to IP telephony and in the fourth quarter we had double-digit product growth in this key market, both sequentially and compared to last year.

“Our international product sales grew at a double-digit rate compared to last year and we took major steps to continue this momentum.  Our announcement earlier this month of the planned acquisition of Tenovis will greatly enhance our presence in Europe, making us number three in market share in the region.  This move closely follows the addition of Tata Telecom, now Avaya GlobalConnect, which expands our market opportunity in Asia.”

Full Fiscal Year 2004 Results

Revenues for fiscal year 2004 were $4.069 billion, an increase of seven percent compared to revenues of $3.796 billion for fiscal year 2003.   Avaya earned $291 million or 63 cents per diluted share from continuing operations for fiscal 2004, compared to a loss from continuing operations of $128 million or a loss of 34 cents per diluted share in fiscal 2003.

Avaya noted, including results from discontinued operations, it earned $296 million or 64 cents per diluted share in fiscal 2004 compared to a net loss of $88 million or a net loss of 23 cents per diluted share in fiscal 2003.

“Avaya completed the fiscal year having delivered on commitments in several key areas,” said Garry K. McGuire, chief financial officer and senior vice president, corporate development, Avaya.  “All three business segments were profitable for the year and contributed to the seven percent increase in year-over-year revenues.  We generated $479 million in operating cash flow for the year.   Our cash increased by $425 million or 36 percent compared to last year to $1.6 billion.  Net cash** increased to $1.024 billion at the end of the fiscal year.  We reduced debt from $953 million to $593 million, a decrease of 38 percent from last year.   Our results this year also are reflected in improved credit ratings.  We have entered the new year well positioned to translate our ongoing success in the marketplace into enhanced shareholder value.”

Avaya Highlights

Since the end of the last quarter, Avaya made a number of corporate and product portfolio announcements:

The company signed a definitive agreement to acquire Tenovis GmbH & Co. KG, a major European provider of enterprise communications systems and services, from affiliates of Kohlberg Kravis Roberts & Co.  After the acquisition is completed, Avaya expects its European revenues would nearly triple, growing from about 12 percent to about 30 percent of Avaya’s global business. When fully integrated, Avaya expects Tenovis will add about one billion dollars to its annual revenues.

Avaya completed the purchase of Spectel, a world leader in audio and web conferencing solutions.  Avaya is combining its previous conferencing offers with Spectel’s on-premise and service provider conferencing solutions and marketing these offers under a new portfolio name: Avaya Meeting Exchange.

Avaya and IBM announced they will jointly deliver speech-enabled self-service solutions that allow easier, more cost-effective deployment of customized speech applications throughout a business. The solutions — which are the result of an expanded alliance between the two companies – will combine Avaya’s Internet protocol-based contact center software for self-service with IBM’s WebSphere® infrastructure software and speech technology, enabling enterprises to incorporate speech easily into a range of business processes, such as account management, customer purchasing and inventory management.

Avaya announced the availability of new communications solutions that service providers will be able to sell to business customers.  Avaya Service Provider-Delivered Solutions will enable service providers to offer their business customers IP telephony and contact center applications through a new, usage-based monthly fee.  As a result, mid-sized companies will have easier access to the same leading communications solutions used by many of the world’s largest companies with no upfront capital investment. Service providers in turn will be able to create a new, recurring revenue stream and drive additional traffic onto their IP network.

The company launched Avaya Contact Center Express, its first complete multimedia contact center solution designed solely for medium-sized businesses.  The solution extends the advanced customer service capabilities of large enterprises to any medium-sized organization, including complete multimedia interaction — via voice, Web chat and e-mail — and the ability to route interactions and customer data to the appropriately skilled agent.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services –Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com

This news release contains forward-looking statements regarding the company’s outlook for operating results based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, general industry market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and the economic, political, and other risks associated with international sales and operations, U.S. and foreign government regulation, price and product competition, rapid technological development, dependence on new product development, the successful introduction of new products, the mix of our products and services, customer demand for our products and services, the ability to successfully integrate acquired companies, control of costs and expenses, the ability to implement in a timely manner our restructuring plans, and the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the Securities and Exchange Commission. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

* Avaya said discontinued operations includes its former Connectivity Solutions segment, substantially all of which had been completely divested as of Sept. 30, 2004, and the segments of the Expanets business it had divested.

**Net cash is defined as cash and cash equivalents less total debt outstanding.  At September 30, 2004, this amount is calculated as cash and cash equivalents of $1.617 billion less total debt of $593 million.  At June 30, 2004, this amount was calculated as cash and cash equivalents of $1.523 billion less total debt of $584 million.  Management believes that the presentation of net cash provides useful information to investors about the company’s ability to satisfy its debt obligation with currently available funds.

NOTE:  Avaya will host a conference call with a listen-only Q&A session to discuss these results at 5:00 p.m. EDT on Tuesday, Oct. 26, 2004.  To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within and outside the United States: 706-634-2454

For those unable to participate, there will be a playback available from 8:00 p.m. EDT,

Oct. 26, through Nov. 2, 2004.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial 706-645-9291.  The passcode for the replay is 1070386.

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session.  To ensure that you are on the webcast, we suggest that you access our website (http://www.avaya.com/investors/) 10-15 minutes prior to the start.  Slides accompanying the conference call are available at the same location.  Following the live webcast, a replay will be available on our archives at the same web address.

Avaya Inc. and Subsidiaries

Statements of Operations

Three and Twelve Months Ended September 30, 2004 and 2003

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended September 30,		For the twelve months ended September 30,
	2004	2003 (a)	2004	2003 (a)
REVENUE
Products	$565	$495	$2,048	$1,880
Services	511	476	2,021	1,916
	1,076	971	4,069	3,796
COST
Products	237	250	928	944
Services	301	300	1,196	1,213
	538	550	2,124	2,157
GROSS MARGIN	538	421	1,945	1,639

OPERATING EXPENSES
Selling, general and administrative	326	274	1,274	1,240
Research and development	93	77	348	336
TOTAL OPERATING EXPENSES	419	351	1,622	1,576

OPERATING INCOME	119	70	323	63
Other income (expense), net	9	7	(15)	(29)
Interest expense	(12)	(21)	(66)	(78)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	116	56	242	(44)

Provision (benefit) for income taxes	16	1	(49)	84
INCOME (LOSS) FROM CONTINUING OPERATIONS	100	55	291	(128)

DISCONTINUED OPERATIONS

Income from discontinued operations, (including gain on sale of discontinued operations of $84 for the twelve months ended September 30, 2004)	—	16	6 (b)	49
Provision for income taxes	—	5	1	9
INCOME FROM DISCONTINUED OPERATIONS	—	11	5	40

NET INCOME (LOSS)	$100	$66	$296	$(88)

EARNINGS (LOSS) PER SHARE - BASIC
Earnings (Loss) per share from continuing operations	$0.22	$0.14	$0.66	$(0.34)
Earnings per share from discontinued operations	—	0.03	0.01	0.11
EARNINGS (LOSS) PER SHARE	$0.22	$0.17	$0.67	$(0.23)

EARNINGS (LOSS) PER SHARE - DILUTED
Earnings (Loss) per share from continuing operations	$0.21	$0.13	$0.63	$(0.34)
Earnings per share from discontinued operations	—	0.02	0.01	0.11
EARNINGS (LOSS) PER SHARE	$0.21	$0.15	$0.64	$(0.23)

BASIC SHARES	454	391	439	378
DILUTED SHARES	488	428	476	378

(a)      Certain amounts have been reclassified to conform to the fiscal 2004 presentation.

(b)      Income from discontinued operations for the twelve months ended September 30, 2004 includes:

(i)                 a gain of $84 million on the sale of Connectivity Solutions;

(ii)              a $24 million pension and postretirement curtailment loss and a $24 million settlement loss recognized upon the transfer of pension and postretirement benefit assets and liabilities to CommScope, Inc.; and

(iii)           the results of operations from Connectivity Solutions and the divested portion of the Expanets, Inc. business that distributed other vendors’ offerings.

Avaya Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2004 and 2003

(Unaudited; Dollars in Millions, except per share amounts)

	September 30, 2004	September 30, 2003 (a)
ASSETS
Current assets:
Cash and cash equivalents	$1,617	$1,192
Receivables less allowances of $48 and $86 as of September 30, 2004 and 2003, respectively	696	642
Inventory	239	264
Deferred income taxes, net	27	69
Other current assets	145	171
Current assets of discontinued operations (b)	—	212
TOTAL CURRENT ASSETS	2,724	2,550

Property, plant and equipment, net	509	604
Deferred income taxes, net	400	370
Goodwill (c)	257	146
Other assets	269	197
Other assets of discontinued operations (b)	—	190
TOTAL ASSETS	$4,159	$4,057
LIABILITIES
Current liabilities:
Accounts payable	$345	$305
Business restructuring reserve	41	66
Payroll and benefit obligations	328	261
Current portion of long-term debt (d)	299	—
Deferred revenue	178	142
Other current liabilities	232	307
Current liabilities of discontinued operations (b)	—	88
TOTAL CURRENT LIABILITIES	1,423	1,169
Long-term debt (e)	294	953
Benefit obligations	1,263	1,224
Deferred revenue	12	—
Other liabilities	373	490
Other liabilities of discontinued operations (b)	—	21
TOTAL NON-CURRENT LIABILITIES	1,942	2,688

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 455,827,524 and 419,434,414 issued (including zero and 878,254 treasury shares) as of September 30, 2004 and 2003, respectively (e)	5	4
Additional paid-in capital (e)	2,592	2,151
Accumulated deficit	(974)	(1,270)
Accumulated other comprehensive loss	(829)	(679)
Less treasury stock at cost	—	(6)
STOCKHOLDERS’ EQUITY	794	200
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,159	$4,057

Notes to the Balance Sheets:

(a)          Certain prior year amounts have been reclassified to conform to the current period presentation.

(b)         In October 2003, the Company agreed to sell certain assets and liabilities of its Connectivity Solutions segment to CommScope, Inc.As of September 30, 2004, substantially all of Connectivity Solutions had been divested.  The assets and liabilities included in the disposal group are separately presented as discontinued operations in the balance sheet.

(c)          In November 2003, the Company acquired substantially all of the assets and assumed certain liabilities of Expanets.  Goodwill of $90 million was recorded in connection with the purchase, which reflects purchase accounting adjustments made through September 30, 2004.  Additionally, in August 2004 the company acquired a majority interest in Tata Telecom, subsequently renamed Avaya GlobalConnect, and recorded goodwill in the amount of $17 million.

(d)         The Company has classified the Liquid Yield Option Notes (“LYONs”) in current portion of long-term debt because holders may require the Company to purchase all or portion of their LYONs on the October 31, 2004 put date.  If the LYONs are put to Avaya, the Company has disclosed that it intends to use cash to meet any obligations.

(e)          In March 2004, the Company redeemed $224 million aggregate principal amount of its outstanding 11 1/8% Senior Secured Notes at a price of 111.125% per note, or approximately $249 million.  The Company used the entire net proceeds received from the sale in February 2004 of approximately 14 million shares of the Company’s common stock to redeem these notes.  Additionally, during the third quarter the Company repurchased approximately $132 million aggregate principal amount of the Senior Secured Notes in a series of open market transactions.

Avaya Inc. and Subsidiaries

Operating Segments

Revenue and Operating Income (Loss) from Continuing Operations

Quarterly Trend

(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended September 30, 2003 (A)					For the Fiscal Year Ended September 30, 2004
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Enterprise Communications Group	$402	$413	$396	$433	$1,644	$417	$427	$439	$497	$1,780
Small & Medium Business Solutions	57	58	59	62	236	63	66	67	68	264
Services	487	479	474	476	1,916	489	511	510	511	2,021
Corporate	—	—	—	—	—	2	2	—	—	4
Total Avaya	$946	$950	$929	$971	$3,796	$971	$1,006	$1,016	$1,076	$4,069

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS

	For the Fiscal Year Ended September 30, 2003 (A)					For the Fiscal Year Ended September 30, 2004
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Enterprise Communications Group	$(53)	$(31)	$(24)	$(13)	$(121)	$(4)	$(8)	$11	$52	$51
Small & Medium Business Solutions	(1)	(2)	—	4	1	6	5	6	3	20
Services	40	41	42	40	163	53	63	68	65	249
Corporate:
Business restructuring (charges) reversals and (related expenses), net	(4)	14	(7)	2	5	—	1	—	—	1
Other (B)	(6)	(9)	(7)	37	15	(3)	(1)	7	(1)	2
Total Avaya	$(24)	$13	$4	$70	$63	$52	$60	$92	$119	$323

(A)  Revenue and operating income (loss) in fiscal 2003 has been restated for the presentation of Connectvity Solutions as discontinued operations, to transfer the professional services organization from the Enterprise Communication Group to Services, and to allocate a portion of the results attributed to the Company’s third-party financing arrangement from Enterprise Communications Group to the Small & Medium Business Solution segment.

(B)  Substantially all corporate costs and expenses of shared services, such as information technology, human resources, legal and finance, have been allocated to the segments.  Remaining other corporate costs represent primarily vacant real estate.  Additionally, the three and twelve months ended September 30, 2003 include a $46 million gain on a curtailment of the management pension and postretirement plans.

Notes:

• Enterprise Communications Group - Includes all enterprise telephony products (MultiVantage ™ Communications Applications and Definity families), VPNs and Data LAN & WAN equipment and related Applications software.

• Small & Medium Business Solutions - Includes SME (Small to Medium Enterprises) telephony products.

• Services - Includes Managed Services, Data Services, Outtasking, Value Added Services, Network Consulting, Implementation and Professional Services.

Avaya Inc. and Subsidiaries

Condensed Statement of Cash Flows

Years Ended September 30, 2004 and 2003

(Unaudited; Dollars in Millions)

	For the year ended September 30, 2004		For the year ended September 30, 2003

Net cash provided by operating activities of continuing operations	$479	(a)	$169	(a)

Net cash provided by (used in) investing activities of continuing operations	21	(b)(c)	(60	)(b)

Net cash (used in) provided by financing activities of continuing operations	(64	)(d)	421	(e)

Effect of exchange rate changes on cash and cash equivalents	10		11

Net cash provided by continuing operations	446		541

Net cash (used in) provided by discontinued operations	(21)		54

Net increase in cash and cash equivalents	425		595

Cash and cash equivalents at beginning of fiscal year	1,192		597

Cash and cash equivalents at end of period	$1,617		$1,192

(a)          Includes business restructuring payments of $24 and $83 for the year ended September 30, 2004 and 2003, respectively.

(b)         Includes capital expenditures of $81 and $57 and capitalized software development costs of $38 and $24 for the year ended September 30, 2004 and 2003, respectively.

(c)          Includes proceeds from the sale of Connectivity Solutions of $256 as well as cash used for acquisitions including Expanets and TATA.

(d)         Includes cash used for the redemption and repurchases of Senior Secured Notes as well as proceeds from the issuance of common stock.

(e)          Includes issuance of common stock and issuance of the Senior Secured Notes offset by the repurchase of the LYONS.

Avaya Inc. and Subsidiaries

Certain Items Included in Reported Results That May Affect Comparability

Three and Twelve Months Ended September 30, 2004 and 2003

(Unaudited; Dollars in Millions)

	For the three months ended September 30,		For the twelve months ended September 30,
	2004	2003	2004	2003

Certain Items Included in Income (Loss) from Continuing Operations Before Income Taxes:
Business restructuring (charges) reversals and (related expenses), net	$—	$2	$1	$5
Loss on sale of CommScope common shares	—	—	(5)	—
Loss on Senior Secured Notes extinguishment	—	—	(42)	—
Reversal of reserves for sales returns and allowances	12	—	12	—
Loss on LYONs extinguishment, net	—	—	—	(34)
Gain on assets sold	—	—	—	14
Lucent securities litigation charge	—	—	—	(25)
Gain on curtailment of pension and postretirement plans	—	46	—	46
Charge for early retirement incentive	—	(5)	—	(5)
Certain Items Included in (Provision) Benefit for Income Taxes:
Favorable settlement of certain tax matters	—	—	89	—
Provision for deferred tax asset valuation allowance (a)	—	—	—	(83)

Net Impact of Certain Items Included in Income (Loss) from Continuing Operations:	12	43	55	(82)
Diluted Shares	488	428	476	378
Net Impact of Certain Items on Diluted EPS:	$0.02	$0.10	$0.12	$(0.22)

(a)          $83 million non-cash income tax charge recorded in the first quarter of fiscal 2003 related to a deferred income tax valuation allowance to reflect the difference between the actual and expected tax gain associated with the long-term debt extinguishment from the LYONs exchange offer.

Note: Bracketed amounts represent charges